Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,
Investor Relations (818) 223-7548

RYLAND REPORTS RESULTS FOR THE FIRST QUARTER OF 2007

CALABASAS, Calif. (April 25, 2007) ─ The Ryland Group, Inc. (NYSE: RYL), today announced results for its first quarter ended March 31, 2007.  Items of note included:

•                  Net loss of $0.58 per share for the quarter ended March 31, 2007, including pretax charges of $65.5 million for inventory valuation adjustments and write-offs and $15.4 million for a goodwill impairment charge, compared to earnings of $1.86 per share for the same period in the prior year;

•                  Excluding the inventory valuation adjustments and write-offs, the goodwill impairment charge and a related change in effective tax rate, the earnings for the quarter would have been $0.70 per share;

•                  Consolidated revenues of $706.4 million for the quarter ended March 31, 2007, reflected a decrease of 34.3 percent from the quarter ended March 31, 2006;

•                  Gross profit margins from home sales averaged 18.7 percent prior to inventory valuation adjustments and write-offs and 9.2 percent subsequent to these adjustments for the quarter ended March 31, 2007, compared to 24.4 percent for the same period in 2006;

•                  Closings for the quarter ended March 31, 2007, totaled 2,302, reflecting a decrease of 35.2 percent from the same period in the prior year;

•                  New order units in the first quarter of 2007 decreased 25.7 percent to 2,989 units from 4,021 units in the first quarter of 2006;

•                  Inventory of houses started and unsold declined by 20.0 percent to 1,395 units at March 31, 2007, compared to December 31, 2006;

•                  Debt-to-total capital ratio was 41.1 percent at March 31, 2007; and

•                  Shares of the Company’s common stock repurchased during the first quarter of 2007 totaled 895,000, or 2.1 percent of the weighted-average shares outstanding.

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RYLAND FIRST-QUARTER RESULTS

RESULTS FOR THE FIRST QUARTER OF 2007

For the first quarter ended March 31, 2007, the Company reported a consolidated net loss of $24.4 million, or $0.58 per diluted share, compared to earnings of $90.0 million, or $1.86 per diluted share, for the same period in 2006.  Excluding the inventory valuation adjustments and write-offs, the goodwill impairment charge and a related change in effective tax rate, the earnings for the quarter would have been $0.70 per share.

The homebuilding segments reported a pretax loss of $32.2 million during the first quarter of 2007, compared to $147.5 million in pretax earnings for the same period in 2006.  This decrease was primarily due to a decline in closings and margins, which included the impact of inventory valuation adjustments and write-offs and a goodwill impairment charge.

Homebuilding revenue decreased $364.5 million, or 34.5 percent, to $691.4 million for the first quarter of 2007, compared to $1.1 billion for the same period in 2006.  This decline was primarily attributable to a 35.2 percent decrease in closings, partially offset by an increase in the average closing price of a home, which rose to $298,000 for the quarter ended March 31, 2007, from $295,000 for the quarter ended March 31, 2006.  Homebuilding revenues for the first quarter of 2007 included $4.0 million from land sales, compared to $4.7 million from land sales for the first quarter of 2006, which contributed net gains of $500,000 and $1.4 million to pretax earnings in 2007 and 2006, respectively.

New orders of 2,989 units for the quarter ended March 31, 2007, represented a decrease of 25.7 percent, compared to new orders of 4,021 units for the same period in 2006.  For the first quarter of 2007, new order dollars decreased 26.2 percent to $872.6 million from $1.2 billion for the first quarter of 2006.  Backlog at the end of the first quarter of 2007 decreased 45.2 percent to 4,893 units from 8,931 units at the end of the first quarter of 2006.  The dollar value of the Company’s backlog at March 31, 2007, was $1.5 billion, reflecting a decline of 46.3 percent from March 31, 2006.

Gross profit margins from home sales averaged 18.7 percent prior to valuation adjustments and 9.2 percent subsequent to these adjustments for the first quarter of 2007, compared to 24.4 percent for the same period in 2006.  Total gross profit margins, including land sales, decreased to 9.2 percent in the first quarter of 2007 from 24.3 percent in the first quarter of 2006.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives relating to home deliveries for the first quarter of 2007.  Homebuilding selling, general and administrative expenses, as a percentage of homebuilding revenue, were 13.9 percent for the first quarter of 2007, compared to 10.4 percent for the same period in 2006.  This increase was primarily attributable to a goodwill impairment charge of $15.4 million, which was reflected in the current quarter, and to declining leverage.  The homebuilding segments capitalized all interest incurred during the first quarter of 2007 due to development activity.

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RYLAND FIRST-QUARTER RESULTS

Corporate expenses were $6.5 million for the first quarter of 2007, compared to $15.0 million for the same period in the prior year.  This decrease was primarily due to lower compensation expense that resulted from a decline in earnings and stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $8.0 million for the first quarter of 2007, compared to pretax earnings of $11.5 million for the same period in 2006.  The decline was primarily attributable to a 35.0 percent decrease in the number of mortgages originated due to a slowdown in the homebuilding market, offset by a 2.0 percent increase in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 79.1 percent for the first quarter of 2007, compared to 80.3 percent for the same period in 2006.

STOCK REPURCHASE PROGRAM

For the three months ended March 31, 2007, the Company repurchased 895,000 shares of its common stock at a cost of $43.4 million.  Outstanding shares at March 31, 2007, were 41,957,355, versus 45,735,280 at March 31, 2006, representing a decrease of 8.3 percent.  In December 2006, the Company’s Board of Directors authorized the purchase of additional shares totaling $175.0 million.  At March 31, 2007, the Company had approximately $158.2 million remaining under this authorization.

SEGMENT REPORTING

The Company revised its segment disclosure for the quarter ended March 31, 2006, to conform to its current presentation, which disaggregates its homebuilding operations into regional reporting segments.  The aforementioned changes to the Consolidated Financial Statements have no effect on the Company’s financial position as of March 31, 2007 and 2006, or on its results of operations and cash flows for the three-month periods ended March 31, 2007 and 2006.

CHANGE IN OVERALL EFFECTIVE TAX RATE

The Company’s estimated effective annual income tax rate from operations increased to 39.0 percent for 2007 from 36.5 percent for the year ended December 31, 2006, primarily due to the nondeductibility of the goodwill charge in the current quarter and to the lower expected pretax income for the year.  The effective tax rate for the first quarter of 2007 was 20.2 percent.

2007 EARNINGS GUIDANCE

As a result of the uncertainty of current market conditions, the Company does not expect to achieve prior earnings guidance and is not able to provide new guidance at this time. The Company is maintaining focus on its liquidity and balance sheet while optimizing its earnings performance.

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RYLAND FIRST-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 265,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(in thousands, except share data)

	Three months ended March 31,
	2007	2006

REVENUES
Homebuilding	$691,363	$1,055,879
Financial services	15,067	18,959
TOTAL REVENUES	706,430	1,074,838

EXPENSES
Cost of sales	627,759	798,924
Selling, general and administrative	95,815	109,418
Financial services	7,044	7,425
Corporate	6,453	15,024
TOTAL EXPENSES	737,071	930,791

Earnings/(loss) before taxes	(30,641)	144,047

Tax (benefit)/expense	(6,196)	54,018

NET EARNINGS/(LOSS)	$(24,445)	$90,029

NET EARNINGS/(LOSS) PER COMMON SHARE
Basic	$(0.58)	$1.95
Diluted	(0.58)	1.86

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,484,837	46,134,264
Diluted	42,484,837	48,339,161

THE RYLAND GROUP, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$70,539	$215,037
Housing inventories
Homes under construction	1,053,288	1,079,702
Land under development and improved lots	1,388,739	1,427,930
Consolidated inventory not owned	246,741	263,853
Total inventories	2,688,768	2,771,485
Property, plant and equipment	80,949	76,887
Net deferred taxes	104,824	84,199
Purchase price in excess of net assets acquired	2,802	18,185
Other	265,069	250,904
TOTAL ASSETS	3,212,951	3,416,697

LIABILITIES
Accounts payable	157,419	186,868
Accrued and other liabilities	430,198	586,797
Debt	1,009,199	950,117
TOTAL LIABILITIES	1,596,816	1,723,782

MINORITY INTEREST	168,049	181,749

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares Issued - 41,957,355 shares at March 31, 2007 (42,612,525 shares at December 31, 2006)	41,957	42,612
Retained earnings	1,401,495	1,463,727
Accumulated other comprehensive income	4,634	4,827
TOTAL STOCKHOLDERS’ EQUITY	1,448,086	1,511,166
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,212,951	$3,416,697

THE RYLAND GROUP, INC. and Subsidiaries
SEGMENT INFORMATION (Unaudited)

	Three months ended March 31,
	2007	2006
PRETAX EARNINGS (in thousands)
Homebuilding
North	$8,448	$33,282
Southeast	8,856	54,507
Texas	5,932	7,901
West	(55,447)	51,847
Financial services	8,023	11,534
Corporate and unallocated	(6,453)	(15,024)
Total	$(30,641)	$144,047

NEW ORDERS
Units
North	836	1,036
Southeast	789	1,258
Texas	829	1,024
West	535	703
Total	2,989	4,021

Dollars (in millions)
North	$269	$333
Southeast	232	389
Texas	174	197
West	198	263
Total	$873	$1,182

CLOSINGS
Units
North	607	790
Southeast	757	1,198
Texas	584	740
West	354	826
Total	2,302	3,554

Average closing price (in thousands)
North	$316	$311
Southeast	312	278
Texas	216	185
West	373	401
Total	$298	$295

OUTSTANDING CONTRACTS	March 31,
Units	2007	2006
North	1,386	2,020
Southeast	1,671	3,661
Texas	1,265	1,613
West	571	1,637
Total	4,893	8,931

Dollars (in millions)
North	$464	$658
Southeast	522	1,162
Texas	276	319
West	218	617
Total	$1,480	$2,756

Average price (in thousands)
North	$335	$326
Southeast	312	317
Texas	218	198
West	383	377
Total	$302	$309

THE RYLAND GROUP, INC. and Subsidiaries
FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)
(in thousands, except origination data)

	Three months ended March 31,
	2007	2006
RESULTS OF OPERATIONS
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$7,214	$8,913
Title/escrow/insurance	6,525	6,749
Net origination fees	1,076	3,049
Interest and other	252	248
Total revenues	15,067	18,959
General and administrative expenses	7,044	7,425
Pretax earnings	$8,023	$11,534

OPERATIONAL DATA
Retail operations:
Originations (units)	1,714	2,635
Ryland Homes closings as a percentage of total closings	99.5%	99.7%
Ryland Homes origination capture rate	79.1%	80.3%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$566	$2,672